UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 16, 2016

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5130 Hacienda Drive, Dublin, California 94568
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Effective March 16, 2016, Bernard Brautigan was appointed by Ross Stores, Inc. (the “Company”) as the Company’s President, Merchandising for Ross Dress for Less. Mr. Brautigan will continue to report to Barbara Rentler, the Company’s CEO.

Mr. Brautigan, age 50, had served as the Company’s Group Executive Vice President, Merchandising, Ross Dress for Less since June 2014. Previously, he was Executive Vice President of Merchandising at the Company from 2009 to 2014. From 2006 to 2009, Mr. Brautigan was Senior Vice President and General Merchandise Manager, and from 2003 to 2006 was Group Vice President. Prior to joining the Company, he spent 20 years in various merchandising positions at Macy’s East.

In connection with his promotion, Mr. Brautigan has entered into a new employment agreement that provides for him to serve an initial term through March 31, 2020 (subject to renewal by mutual agreement), and to receive a salary of at least $1,090,000 per year and an annual cash incentive bonus with a target of at least 90% of salary.

Mr. Brautigan’s new employment agreement, like his prior agreement with the Company, also includes provisions regarding severance benefits (including in the event of termination in conjunction with a change of control), reimbursement of certain estate planning costs, participation in benefit plans, and paid vacation days, on substantially similar terms to those the Company provides to its other senior executive officers, as described in the Company’s Proxy Statement filed with the Securities Exchange Commission on April 8, 2015. The employment agreement also includes provisions regarding non-competition and non-solicitation of Company employees and business counterparties for 24 months following termination, non-disparagement, protection of Company confidential information, potential recoupment by the Company of performance-based compensation received if financial results are subsequently restated, and arbitration of disputes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 21, 2016

ROSS STORES, INC.
Registrant

By:	/s/K. Jew
Ken Jew
Senior Vice President, General Counsel and Assistant Corporate Secretary

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